EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146483-01 on Form S-3 of our report dated March 19, 2008, relating to the financial statements and financial statement schedule of Duke Energy Ohio, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s application of “push-down accounting” effective April 3, 2006), appearing in this Annual Report on Form 10-K of Duke Energy Ohio, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

March 19, 2008